Exhibit 23.3
CONSENT OF TIAX LLC
          We hereby consent to the inclusion in the Registration Statement on Form S-1 of KiOR, Inc. and any amendments thereto (the “Registration Statement”) of references to information contained in our calculation of lifecycle greenhouse gas emissions titled Lifecycle Greenhouse Gas Emissions for KiOR Gasoline and Diesel Pathways, dated February 14, 2011, and any updates to such document. We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

By:	/s/ Joseph M. Centofani
Name: Joseph M. Centofanti
TIAX LLC
March 18, 2011